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                                                            Exhibit 99.1





For immediate release                        Renaissance Cosmetics, Inc.
                                             955 Massachusetts Avenue
                                             Cambridge, MA  02139
                                             Tel: (617) 497-5584


                              PRESS RELEASE

                 RENAISSANCE ANNOUNCES CONSUMMATION OF
                  ACQUISITION OF MEM COMPANY, INC. AND
                 COMPLETION OF REFINANCING TRANSACTIONS

            CAMBRIDGE, MA - December 5, 1996 -

            Renaissance Cosmetics, Inc., announced today that it completed the acquisition, by way of merger, of MEM Company, Inc. The aggregate acquisition price for MEM was $37,847,000, consisting of (1) $19,537,000 paid to the shareholders of MEM (i.e., $7.50 per share for all 2,604,934 issued and outstanding shares of MEM common stock), and (2) $18,310,000 of MEM's indebtedness, all of which was repaid at closing.

            In addition, Renaissance announced today that it completed a $117.5 million senior secured debt financing, with a one year term (subject to extension under certain circumstances) and an increasing interest rate initially at 11.5% per annum, the proceeds of which were used by Renaissance to refinance its existing bank credit facility and to acquire MEM Company, Inc. and for general corporate purposes. In addition, proceeds from the financing are to be used by Renaissance to complete its previously announced acquisition of certain assets of Procter & Gamble's worldwide mass fragrance business (and in the event such acquisition is not completed, are to be used to prepay $40 million of the financing).

            Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in over 42 countries worldwide. The Renaissance family of fragrance brands presently includes several classic brands such as "Chantilly," "Tabu" and "Canoe" and the acquisitions mentioned above will add several more classic brands, including "NaVy," "NaVy for Men," "English Leather" and "British Sterling." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LaJoie" and "Pro10."




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            This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer to buy or the solicitation of an offer to sell any securities. The financing will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.